Exhibit 12(a)(1)(iv)

Offer to Exchange

Series D Convertible Preferred Stock

for any and all outstanding

Series B Convertible Preferred Stock

To Brokers, Dealers and Other Nominees:

Key Technology, Inc. (the “Company”) is enclosing herewith copies of an Offering Memorandum, dated April 25, 2002 (“Offering Memorandum”), a related Letter of Transmittal (which, together with the Offering Memorandum constitute the “Exchange Offer”) and certain other materials listed below. These materials are intended for you to distribute to your clients in connection with the Company’s offer to exchange its issued and outstanding Series B Convertible Preferred Stock, $0.01 par value (“Series B Preferred”), for shares of its newly issued Series D Convertible Preferred Stock, $0.01 par value (“Series D Preferred”), upon the terms and subject to the conditions of the Exchange Offer. As described in more detail in the Offering Memorandum, the Company will issue one share of Series D Preferred in exchange for every share of Series B Preferred tendered and accepted by the Company for exchange pursuant to the Exchange Offer.

For your information and for forwarding to your clients for whom you hold Series B Preferred registered in your name or in the name of your nominee, or who hold Series B Preferred registered in their own names, we are enclosing the following documents:

1.  The Offering Memorandum, dated April 25, 2002;

2.  The Letter of Transmittal to be used by registered holders of Series B Preferred in accepting the Exchange Offer;

3.  A form of letter that you may send, as a cover letter to accompany the Offering Memorandum and related materials, to your clients for whose accounts you hold Series B Preferred registered in your name or the name of your nominee, with space provided for obtaining such clients’ instructions with respect to the Exchange Offer;

4.  A Letter to Series B Preferred holders from the Company;

5.  A Form of Notice of Guaranteed Delivery (to be used to accept the Exchange Offer if certificates evidencing the Series B Preferred are not immediately available or under certain other circumstances described in the Offering Memorandum);

6.  A Notice of Series B Preferred Tendered to be used by you to report the Series B Preferred tenders obtained by you; and

7.  A return envelope addressed to American Stock Transfer & Trust Company, the Exchange Agent.

Your prompt action is requested. We urge you to contact your clients as soon as possible. The Exchange Offer will expire at 5:00 p.m., New York City time, on June 14, 2002, unless extended by the Company (“Expiration Date”). Tendered Series B Preferred may be withdrawn at any time prior to the Expiration Date.

The Company reserves the right to delay accepting any Series B Preferred for exchange or to terminate or not proceed with the Exchange Offer, or to extend or otherwise amend the Exchange Offer.

The Company is not paying anyone to solicit the exchange of securities. The Company, however, will pay to American Stock Transfer & Trust Company (the Exchange Agent) a reasonable and customary flat fee for their services in connection with the Exchange Offer. In addition, you will be reimbursed for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients who are beneficial owners of the Series B Preferred, and in handling or forwarding any of their tenders of shares.

In general, the rules of the Securities and Exchange Commission (the “Commission”) prohibit any broker-dealer that is participating in the distribution of securities for or on behalf of the Company from making a market in the Series B Preferred during a “restricted period” commencing up to five days prior to the date that the Offering Memorandum is distributed to Series B Preferred holders and extending until completion of the Exchange Offer. The Commission has, however, adopted exceptions to these rules that permit market making under certain conditions. These rules permit such broker-dealers to continue to make a market subject to the conditions, among others, that its bid not exceed the highest bid by a market maker not connected with the Exchange Offer and that its net purchases on any one trading day not exceed prescribed limits.

The Company will pay all transfer taxes, if any, applicable to the transfer and exchange of the shares of Series B Preferred to it or its order pursuant to the Exchange Offer. If a transfer tax is imposed for any reason other than the transfer and exchange of shares of the Series B Preferred to the Company or its order pursuant to the Exchange Offer, the amount of any such transfer taxes (whether imposed on the registered holder or any other person) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption thereof is not submitted herewith, the amount of such transfer taxes will be billed directly to such tendering holder.

To participate in the Exchange Offer, the certificates for the Series B Preferred together with a duly executed and properly completed Letter of Transmittal or facsimile thereof, and any other required documents, must be received by the Exchange Agent by 5:00 p.m., New York

City time, on the Expiration Date as indicated in the Letter of Transmittal and the Offering Memorandum.

Any inquiries you may have with respect to the Exchange Offer, or requests for additional copies of the enclosed materials, should be directed to the Exchange Agent at:

American Stock Transfer & Trust Company
59 Maiden Lane
New York, NY 10038
Attention: Exchange Department
Telephone No.:  1-800-937-5449
Fax No.:  (718) 236-2641

Ve	ry truly yours,

Th	omas C. Madsen
Ch	airman and President

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF THE COMPANY OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE EXCHANGE OFFER, EXCEPT FOR THE DOCUMENTS ENCLOSED AND THE STATEMENTS EXPRESSLY MADE THEREIN.

NOTICE OF SERIES B PREFERRED TENDERED

List below the number of Shares of Series B Preferred tendered by each beneficial owner whose tender you have obtained. If the space below is inadequate, list the Shares of Series B Preferred on a separate signed schedule and affix the list to this Notice of Series B Preferred Tendered.

DESCRIPTION OF SERIES B PREFERRED TENDERED HEREBY

Name(s) and Address(es) of Holder(s) Exactly as Name(s) Appear(s) on Stock Certificates	Stock Certificate	Number

The undersigned hereby confirms that: (i) it has complied with the applicable requirements of the Securities Exchange Act of 1934, as amended, and the applicable rules and regulations thereunder; (ii) it is entitled to reimbursement of expenses incurred in connection with facilitating the exchange of shares of Series B Preferred under the terms and conditions of the Exchange Offer; (iii) in facilitating the exchange of shares, it has used no materials other than those furnished by the Company; and (iv) if it is a foreign broker or dealer not eligible for membership in the NASD, it has agreed to conform to the NASD’s Rules of Fair Practice in connection with the exchange.

Firm Name	Address (including Zip Code)

By:	Area Code and Telephone Number
Title:

DO NOT SEND STOCK WITH THIS FORM.
STOCK CERTIFICATES MUST BE SENT WITH THE
LETTER OF TRANSMITTAL

REIMBURSEMENT PAYMENT INSTRUCITONS

:

Issue check to:

Name:

Address:

(Include Zip Code)

(Taxpayer Identification or Social Security No.)

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